Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-281865 on Form N-1A of our report dated November 28, 2025, relating to the financial statements and financial highlights of Harris Oakmark ETF Trust, including Oakmark U.S. Large Cap ETF, appearing in Form N-CSR of Harris Oakmark ETF Trust for the period December 3, 2024 (commencement of operations) through September 30, 2025, and to the references to us under the headings "Financial Highlights" in the Prospectus and “Portfolio Holdings Disclosure” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
January 27, 2026